Exhibit (8)
                                                        (23)(b)


        [LETTERHEAD OF STOEL RIVES BOLEY JONES & GREY]




                        April 12, 1995



PacifiCorp
700 NE Multnomah, Suite 1600
Portland, OR  97232


          We are acting as your counsel in connection with the proposed issuance and exchange by PacifiCorp of up to $125,000,000 in aggregate principal amount of Junior Subordinated Deferrable Interest Debentures, Series A, due 2025 (the "Debentures"), all as contemplated by the Registration Statement on Form S-4 about to be filed with the Securities and Exchange Commission to register the Debentures under the Securities Act of 1933, as amended (the "Act"). As described in the Registration Statement, the Company plans to issue the Debentures in connection with an exchange offer (the "Exchange Offer") pursuant to which the Company will offer to exchange up to $125,000,000 aggregate principal amount of the Debentures for up to all of the outstanding shares of its $1.98 No par Serial Preferred Stock, Series 1992 (the "Series 1992 Preferred Stock"). Exchanges will be effected on the basis of $25 principal amount of Debentures for each share of Series 1992 Preferred Stock validly tendered and accepted for exchange in the Exchange Offer.

          In connection therewith, we hereby confirm our opinions as set forth under the headings "Certain Federal Income Tax Considerations" and "Certain Federal Income Tax Considerations For Non-United States Persons" in the preliminary Prospectus for the Debentures that constitutes a part of the Registration Statement (the "Preliminary Prospectus").

          We hereby authorize and consent to use of this opinion as Exhibit (8) to the Registration Statement and authorize and consent to references to our firm in the Registration Statement and in the Preliminary Prospectus constituting a part thereof. In giving such consent, we do not admit that we are within the category of persons whose consent is required pursuant to Section 7 of the Act or the
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rules and regulations of the Securities and Exchange
Commission.

                               Very truly yours,

                         STOEL RIVES BOLEY JONES & GREY